Exhibit 99.1

AAON Announces Leadership Appointment

TULSA, OK, July 15, 2022 – AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), announced that its Board of Directors elected Xerxes Gazder as Chief Information Officer of AAON, Inc., effective July 18, 2022.

Mr. Gazder comes to AAON with nearly 30 years of leadership experience in information systems across a wide range of industries, including manufacturing, financial services, insurance, healthcare, telecommunications, energy services and logistics. He earned his Bachelor of Science degree in Mathematics from Jadavpur University in India and his Master of Science degree in Computer Science from Illinois Institute of Technology.

Gary D. Fields, President and CEO, said, “Please join me in welcoming Xerxes Gazder to the organization. Xerxes is a known business leader with an outstanding technology background. Of utmost importance is a keen understanding of leadership in this role and Xerxes’s track record for transforming and leading IT organizations is outstanding. We look forward to Xerxes leading our team to sustainable success while continuing to help transform our technology into world-class services for both internal and external customers.”

Leadership was notified in May 2022 that current VP of Information Technology/CIO, Rony Gadiwalla, would be stepping down to pursue other opportunities. As leadership worked through the replacement search, Mr. Gadiwalla agreed to stay on board through August 12, 2022 to assist with the transition of leadership and allow ample time for the new structure to be put into place.

Gary D. Fields, President and CEO, said, “I’d like to thank Rony for his 17 years of service to AAON. Under his leadership, the IT department has contributed heavily to our success and ability to grow into a leader in the commercial/industrial HVAC space. I very much appreciate his personal contributions and what he has meant to this organization. While he will be missed, I wish him nothing but the best in his future endeavors.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, data center cooling systems, cleanroom systems, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com